CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

February 10, 2019

To: Board of Directors

Nowigence, Inc.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated January 30, 2019, with respect to the consolidated balance sheets of Nowigence, Inc. as of December 31, 2018 and 2017 and the related consolidated statements of operations, owners’ equity and cash flows for the calendar year periods of 2018 and 2017 and the related notes to the consolidated financial statements.

/s/ IndigoSpire CPA Group

Aurora, Colorado